HOLLAND SERIES FUND, INC.

                      Certificate of Treasurer

         I, William E. Vastardis, do hereby certify that I am the Treasurer of Holland Series Fund, Inc. a Maryland corporation (the "Company"), and, in connection with the filing on behalf of the
Company  of a  Rule  24f-2  Notice,  as  such  term  is  defined  in the
Investment Company Act of 1940, as amended, I do hereby further certify that the Company sold the following total of shares which include shares sold through dividend reinvestment: the Company sold a total of 1,386,571 shares of its Holland Balanced Fund having a par value of $.01 per share (collectively, the "Shares"), during the fiscal year ended September 30, 1997, for which the Company received payment in full of cash consideration in excess of par value prior to the issuance of the Shares in accordance with the resolutions authorizing their sale, and I do hereby further certify that the Company had a total of 1,955,018 shares of its Holland Balanced Fund outstanding on September 30, 1997. I also certify that at no time during the fiscal year ended September 30, 1997 did the Company have in excess of 1,000,000,000 shares of its Holland Balanced Fund issued and outstanding.
         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the
Company this 4th day of December, 1997.


                                                  ____________________________
                                                  William E. Vastardis
                                                  Treasurer